UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2010

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2010, Fortune Brands, Inc. (“Fortune Brands”) entered into a $750 million three-year unsecured revolving credit agreement among Fortune Brands, Fortune Brands Finance UK p.l.c., the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent (the “Credit Agreement”).

The proceeds of borrowings under the Credit Agreement may be used for general corporate purposes.

Amounts may be borrowed in U.S. Dollars, Euros or British Pounds Sterling. Interest on Eurocurrency loans will accrue at LIBOR (with interest periods of 1, 2, 3 or 6 months) plus spreads based on credit ratings assigned to certain debt of Fortune Brands. Interest on alternate base rate loans will accrue at the higher of (i) JPMCB’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1% per annum or (iii) the Adjusted LIBO Rate (as defined in the Credit Agreement) plus 1% per annum. Fortune Brands may also request competitive bids or negotiated rates for interest on loans under the Credit Agreement. Fortune Brands may, subject to the satisfaction of certain conditions, request that the aggregate principal amount of the facility be increased by up to $250 million in the aggregate.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Credit Agreement also includes a covenant under which Fortune Brands is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of, for any period of four fiscal quarters ending on or prior to December 31, 2011, 3.00 to 1.00 and, for any period of four fiscal quarters ending thereafter, 3.50 to 1.00. In addition, the Credit Agreement includes a covenant under which Fortune Brands’ debt to capitalization ratio will not exceed 0.55 to 1.00.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of Fortune Brands and its subsidiaries, bankruptcy, material judgments rendered against Fortune Brands or certain of its subsidiaries, certain ERISA events or a change of control of Fortune Brands, subject to various exceptions and notice, cure and grace periods.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference. The Credit Agreement replaces the Five-Year Revolving Credit Agreement dated as of October 6, 2005, among Fortune Brands, Fortune Brands Finance UK p.l.c., the lenders party thereto, JPMCB, as Administrative Agent, and Barclays Bank PLC and Citicorp North America, Inc., as Syndication Agents (the “2005 Credit Agreement”), which was terminated concurrently with Fortune Brands entering into the Credit Agreement. The description of the material terms and conditions of the 2005 Credit Agreement under “Item 1.01. Entry into a Material Definitive Agreement” in the Current Report on Form 8-K of Fortune Brands filed on October 11, 2005 is incorporated herein by reference.

The Bank of New York Mellon, one of the lenders under the 2005 Credit Agreement, is trustee (as successor by acquisition to JPMCB) under the Indenture dated as of April 15, 1999 between Fortune Brands and JPMCB, as trustee, pursuant to which Fortune Brands has issued certain long-term indebtedness.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Three-Year Revolving Credit Agreement dated as of February 3, 2010 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC. (Registrant)

Date: February 5, 2010	By:	/s/ Mark Hausberg
Name: Mark Hausberg
Title: Senior Vice President – Finance and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Three-Year Revolving Credit Agreement dated as of February 3, 2010 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.